Exhibit 99.1

                    [Willow Grove Bancorp, Inc. Letterhead]



Press Release                         FOR IMMEDIATE RELEASE
                                      Contacts: Frederick A. Marcell Jr., CEO, or Christopher E. Bell, CFO
                                      Telephone:  215-646-5405

                     WILLOW GROVE BANCORP, INC. ANNOUNCES
                    FOURTH QUARTER AND YEAR-END RESULTS, AND
                         INCREASES CASH DIVIDEND 12.5%

     Maple Glen, Pennsylvania - (July 29, 2003) Willow Grove Bancorp, Inc. (the "Company") (Nasdaq/NMS: WGBC), the holding company for Willow Grove Bank (the "Bank"), reported net income of $1.8 million, or $0.17 diluted earnings per share, for the quarter ended June 30, 2003. This compares to net income of $1.7 million, or $0.15 diluted earnings per share, for the quarter ended June 30, 2002. Net income for the fiscal year ended June 30, 2003 was $7.5 million, or $0.71 diluted earnings per share, compared to net income of $5.6 million, or $0.52 diluted earnings per share, for the prior year ended June 30, 2002. Prior period per share amounts have been adjusted for the Company's exchange and additional share issuance in connection with our "second step" conversion and reorganization (the "Conversion and Reorganization") completed on April 3, 2002. Mr. Frederick A. Marcell Jr., President and CEO of the Company stated: "We are proud to report the results of our first fiscal year as a full stock company with record asset, deposit and revenue growth. Additionally, we are pleased to be able to share this growth with our shareholders as reflected in the dividend increase. The stock performance and appreciation are, quite simply, a result of the cumulative impact of our daily efforts. Several of our long-term strategic business plan goals were accomplished this year, including the implementation of our Dividend Reinvestment and Stock Purchase Plan, the opening of our 14th banking office, the commencement of our first stock repurchase and the completion of stock repurchases for our 2002 Recognition and Retention Plan. In spite of the economic challenges posed by the current geopolitical climate, as we commence this new fiscal year, our vision for the future remains unchanged. We will continue to direct efforts toward growing our earnings per share and return on equity, and the implementation of our business plans in order to position Willow Grove Bank for the future."

     Net interest income for the three-months and fiscal year ended June 30, 2003 was $6.3 million, and $27.7 million, respectively. This compares to $6.7 million and $23.4 million in net interest income for the respective prior comparable periods. For the three-months ended June 30, 2003, net interest income declined

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primarily as a result of the reduction in average yield on interest-earning assets more than offsetting increased balances in average interest-earning assets. For the fiscal year ended June 30, 2003, net interest income increased primarily as a result of increased balances in average interest-earning assets which more than offset the reduction in average yield on interest-earning assets.

     The Company's net interest margin decreased 58 basis points and six basis points, respectively, to 3.15% and 3.55%, respectively, for the three and twelve months ended June 30, 2003. The decrease in net interest margin for the three months ended June 30, 2003 was primarily a result of a decline in net interest income accelerated in the short term by the sale of $44.1 million of securities. During the fourth quarter, management determined to securitize and subsequently sell $30.1 million of single-family residential loans which were on the Company's books at a premium and which had, in management's opinion, an increased likelihood for prepayment. The Company used a portion of the cash proceeds from these securities sales to repay certain of its outstanding debt as part of its asset/liability management strategy. The decrease in net interest margin for the fiscal year ended June 30, 2003 was a result of the impact of a decline in yield on average earning assets which more than offset the impact of the increase in the ratio of average interest-earning assets to average interest bearing liabilities.

     The Company's provision for loan losses for the three months and twelve months ended June 30, 2003 was $172,000 and $1.0 million, respectively. This compares to $118,000 and $1.2 million, respectively, for the corresponding prior fiscal year periods. Provisions for loan losses are based primarily upon the Company's regular review of the credit quality of its loan portfolio, the net charge-offs during the period and other factors.

     Non-interest income increased $1.1 million, or 276.8% to $1.5 million for the three-month period ended June 30, 2003 compared to $406,000 for the similar prior fiscal year period. Non-interest income increased $1.0 million, or 41.9% to $3.5 million for the twelve-month period ended June 30, 2003 compared to $2.5 million for the similar prior fiscal year period. The increases were primarily a result of the Company's increase in gains on sales of loans and securities which were partially offset by $870,000 and $1.4 million, respectively, in penalties associated with the prepayment of longer term Federal Home Loan Bank ("FHLB") advances for the three months and twelve months ended June 30, 2003. For the three months and twelve months ended June 30, 2003 the Company, as part of its ongoing asset/liability management planning, sold $44.1 million and $67.2 million, respectively, of investment securities at a gain of $1.1 million and $1.7 million, respectively, which were subject to high prepayment risk and could decrease in value as prepayment speeds and call provisions continued to accelerate. For the three months and twelve months ended June 30, 2003 the Company realized $643,000 and $1.2 million, respectively, in gains on the sale of loans. During the three months ended June 30, 2003, loan sales included $7.7 million in consumer loans at a gain of $458,000 representing the liquidation of the Company's education loan portfolio as the Company determined to redeploy these assets into certain higher yielding loan alternatives.

     Non-interest expense increased $570,000, or 12.7% to $5.0 million for the three-month period ended June 30, 2003 compared to $4.5 million for the similar prior year period. Non-interest expense increased $2.7

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million, or 16.8% to $19.1 million for the twelve-month period ended June 30,
2003 compared to $16.3 million for the similar prior year period. For the three-month period and the twelve-month period ended June 30, 2003, the increases primarily were the result of general increases in compensation and benefits expenses, an increase in our personnel costs due to the opening of our thirteenth and fourteenth banking offices in April 2002 and January 2003, respectively, and increased employee stock ownership plan ("ESOP"), and Recognition and Retention Plan ("RRP") expenses. The Company's ESOP expense increased $62,000, or 34.8% to $240,000 for the three months ended June 30, 2003 compared to ESOP expense of $178,000 for the three months ended June 30, 2002. ESOP expense increased $485,000, or 143.5% to $824,000 for the twelve months ended June 30, 2003 compared to ESOP expense of $338,000 for the similar prior year period. The increase in ESOP expense for the three-month and twelve-month periods ended June 30, 2003 was primarily the result of stock price appreciation, as well as the increased number of shares in the ESOP due to the Conversion and Reorganization. RRP expense increased $152,000, or 373.8% to $192,000 for the three months ended June 30, 2003 compared to RRP expense of $41,000 for the three months ended June 30, 2002 due to shares allocated from the 2002 RRP Trust. The RRP expense increased $338,000, or 207.4% to $500,000 for the twelve months ended June 30, 2003 compared to RRP expense of $162,000 for the similar prior year period. Occupancy costs also increased in fiscal 2003 due to the operation of our thirteenth and fourteenth banking offices. Additionally, other expenses increased due to general increases in back office operations.

     The Company's total assets amounted to $845.1 million at June 30, 2003, an increase of $85.3 million, or 11.2% from June 30, 2002. The increase in assets primarily resulted from cash increasing $66.1 million or 206.5% from fourth quarter loan and securities sales combined with increased cash flow due primarily to increased loan prepayments associated with the current low interest rate environment. Securities available-for-sale and held to maturity increased a combined $40.5 million, or 15.1% as a result of the investment of proceeds received in the Company's Conversion and Reorganization, and certain leverage strategies funded by FHLB advances. Asset increases were partially offset by a decrease in net loans of $30.0 million, or 6.8%, from $443.9 million at June 30, 2002 to $413.8 million at June 30, 2003. During fiscal 2003, commercial and multi-family real-estate loans increased $21.6 million, or 16.1%, construction loans increased $6.9 million or 23.5% and commercial business loans increased $1.5 million or 7.8%. Single-family residential mortgage loans decreased $49.6 million or 27.4% during the fiscal year primarily as a result of the securitization of $35.9 million of loans during the fourth quarter, which management deemed to be subject to increased prepayment risk based on coupon rates. As previously indicated, the Company's consumer loans decreased $7.8 million or 77.0% and home equity loans declined $2.0 million or 2.7%. Total liabilities amounted to $728.0 million at June 30, 2003, an increase of $92.6 million, or 14.6% from June 30, 2002. Deposits increased $56.9 million, or 10.7%, to $586.6 million, with core deposits increasing $62.9 million, or 28.1%, to $286.8 million, while borrowings
increased $34.7 million, or 35.5% from June 30, 2002.   Total stockholders'
equity decreased $7.2 million to $117.1 million at June 30, 2003. The decrease in stockholders' equity was primarily the result of the

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repurchase of 656,700 shares of stock in the open market at an aggregate cost of $10.4 million under the recently announced Company stock buyback program, the purchase of 256,000 shares of Company stock at an aggregate cost of $3.2 million for the Company's 2002 RRP Plan, and dividend payments of $3.4 million offset by net income of $7.5 million. The Company also announced that its Board of Directors, at its July 28, 2003 meeting, declared a cash dividend increase to $.09 from $.08 on each share of common stock of the Company payable on August 15, 2003 to stockholders of record at the close of business on August 7, 2003.

     Willow Grove Bancorp, Inc. is the holding company for Willow Grove Bank, a federally chartered, well-capitalized, FDIC-insured savings bank. The Bank was founded in 1909 and conducts its business from its headquarters in Maple Glen, Pennsylvania. Its banking office network now has 14 offices located throughout Montgomery, Bucks, and Philadelphia counties.

     This news release contains certain forward-looking statements. Forward-looking statements can be identified by the fact that they do not relate strictly to historical or current facts. They often include the words "believe," "expect," "anticipate," "intend," "plan," "estimate" or words of similar meaning, or future or conditional verbs such as "will," "would," "should," "could" or "may."

     Forward-looking statements, by their nature, are subject to risks and uncertainties. A number of factors - many of which are beyond the Company's control - could cause actual conditions, events or results to differ significantly from those described in the forward-looking statements. The Company's reports filed from time-to-time with the Securities and Exchange Commission, including the Company's Form 10-K for the year ended June 30, 2002, and its other periodic and current reports filed thereafter describe some of these factors, including general economic conditions, changes in interest rates, deposit flows, the cost of funds, changes in credit quality and interest rate risks associated with the Company's business and operations. Other factors described include changes in our loan portfolio, changes in competition, fiscal and monetary policies and legislation and regulatory changes.

     Forward-looking statements speak only as of the date they are made. The Company does not undertake to update forward-looking statements to reflect circumstances or events that occur after the date the forward-looking statements are made or to reflect the occurrence of unanticipated events.


















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

                                        WILLOW GROVE BANCORP, INC.
                             (Unaudited Selected Financial and Other Data)


                                            At June 30, 2003        At June 30, 2002 (1)
                                           ---------------------------------------------
Selected Financial Condition               (Dollars in thousands, except per share data)
----------------------------
Data:
Total assets                                  $844,787                         $759,806
Cash and cash equivalents                       98,040                           31,986
Loans receivable, net                          413,799                          443,855
Loans held for sale                              5,293                            1,574
Securities available-for-sale                  291,885                          254,687
Securities held to maturity                     17,320                           13,973
Deposits                                       586,643                          529,752
FHLB advances                                  132,557                           97,824
Stockholders' equity                           116,793                          124,369
Book value per diluted common share              11.20                            11.73



                                             Three Months Ended                                  Fiscal Year Ended
                                ------------------------------------------------------------------------------------------------
                                       June 30, 2003   June 30, 2002                     June 30, 2003    June 30, 2002 (1)
                                ------------------------------------------------------------------------------------------------
                                (Dollars in thousands, except per share data)      (Dollars in thousands, except per share data)

Selected Operating Statement Data:
----------------------------------
Interest income                            $10,673        $11,637                           $46,445            $44,818
Interest expense                             4,365          4,979                            18,746             21,463
Net interest income                          6,308          6,658                            27,699             23,355
Provision for loan losses                      172            118                             1,034              1,212
Total non-interest income                    1,530            406                             3,492              2,461
Total non-interest expense                   5,047          4,477                            19,058             16,319
Income tax expense                             806            817                             3,610              2,734
Net income                                   1,813          1,652                             7,489              5,551
Diluted earnings per share                    0.17           0.15                              0.71               0.52

Selected Other  Data(1):
------------------------
Average yield interest-earning assets (2)     5.30%          6.49%                             5.92%              6.90%
Average cost interest-bearing
  liabilities (2)                             2.71%          3.54%                             3.01%              4.01%
Average interest rate spread (2)              2.59%          2.95%                             2.90%              2.89%
Return on average assets (2)                  0.87%          0.90%                             0.93%              0.83%
Return on average equity (2)                  6.01%          6.46%                             6.10%              7.65%
Net interest margin (2)                       3.15%          3.73%                             3.55%              3.61%
Ratio of non-performing assets
  to total assets at period end               0.48%          0.76%                             0.48%              0.76%
Ratio of non-performing loans to
  to total loans at period end                0.88%          1.26%                             0.88%              1.26%
Ratio of allowance for loan loss
  to total loans at period end                1.27%          1.03%                             1.27%              1.03%
Ratio of allowance for loan loss
  non-performing loans at period end        143.88%         81.57%                           143.88%             81.57%
Efficiency ratio                             64.39%         63.38%                            61.10%             63.21%
Full service banking offices at period end      14             13                                14                 13


(1) The Company completed its Conversion and Reorganization on April 3, 2002. Information for the period prior to such date is for the former "mid-tier holding company," a Federally chartered corporation which also was known as Willow Grove Bancorp, Inc. All per share amounts for periods prior to April 3, 2002 have been adjusted to reflect the additional shares issued in the Conversion and Reorganization.
(2)  Annualized for the three months ended June 30, 2003 and 2002.





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